As filed with the Securities and Exchange Commission on December 21, 2001

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                      TRANSNATIONAL FINANCIAL NETWORK, INC.
-------------------------------------------------------------------------------
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)


         California                                 94-2964195
-------------------------------------------------------------------------------
(State or other jurisdiction of                 (I.R.S. Employer
incorporation or organization)                   Identification No.)



401 Taraval Street, San Francisco, CA                      94116
-------------------------------------------------------------------------------
(Address of principal executive office)                  (Zip Code)

                            2000 Stock Incentive Plan
-------------------------------------------------------------------------------
                              (Full Title of Plan)

                                                         Copy To:
           JOSEPH KRISTUL                      ROBERT A. FORRESTER, ESQ.
         401 TARAVAL STREET                    1215 EXECUTIVE DRIVE WEST,
       SAN FRANCISCO, CA 94116                 SUITE 102
           (415) 242-7800                      RICHARDSON, TEXAS 75081
            Fax (415) 7829                     (972) 437-9898
                                               Fax (972) 480-8406
                      (Name, address, and telephone number,
                   including area code, of agent for service)











    As filed with the Securities and Exchange Commission on December 21, 2001




                                                   Proposed            Proposed
       Title of                                     Maximum             Maximum
   Securities to be        Amount to be         Offering Price         Aggregate             Amount of
      Registered            registered           per security       Offering Price              Fee


     Common Stock             971,172                $2.04(1)           $1,971,191           $495.30






1. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(k) under the Securities Act of 1933, as amended, based upon the price of the Common Stock as reported by the American Stock Exchange on December 18, 2001.


This Registration Statement covers, in addition to the number of shares of Common Stock stated above, such indeterminate amount of securities that may be issued under the plan being registered.

           PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

      Not filed with this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

      Not filed with this Registration Statement.

           PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The following documents filed by Transnational Financial Network, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

      1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.

      2. The Company's Quarterly Report on Form 10-QSB for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001

      3. Form 8 registering the Company's common stock.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

      Not applicable.

Item 5.  Interest of Named Experts and Counsel

      The validity of the issuance of the Securities offered hereby will be passed upon for the Company by Robert A. Forrester, Richardson, Texas. Mr. Forrester owns 12,500 shares of Common Stock, holds options granted pursuant to the Plan to purchase 31,000 shares of Common Stock at a weighted exercise price of $1.21 per share, and has a warrant to purchase 20,000 shares of Common Stock for $7.50 per share. Pursuant to said warrant, the number of shares that Mr. Forrester may purchase in the event of the certain transactions wherein the Company is increases to 60,000 shares.

Item 6.  Indemnification of Directors and Officers

      Section 204 (a) (10) (A) of the General Corporation Law of the State of California ("GCL") allows a corporation to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its stockholders, except that such provision may not eliminate or limit the liability of directors for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, (vi) certain liabilities arising from contracts with the corporation in which the director has a material financial interest,
(vii) the making of any distributions to stockholders contrary to the law,
(viii) the distribution of assets to shareholders after dissolution proceedings without paying or adequately providing for all known liabilities of the corporation within certain time limits, and (ix) the making of any loan or guaranty contrary to law. The Registrant's Articles of Incorporation contains a provision which eliminates directors' personal liability as set forth above, except, as required by Section 204 (a) (10) (B) and (C) of the GCL, any liability of a director for any act or omission occurring prior to the date of the provision's effectiveness, or any liability for an officer's acts or omissions, notwithstanding that the officer is also a director or that the officer's actions, if negligent or improper, have been ratified by the directors.

      Section 317 of the GCL ("Section 317") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful. Section 317 empowers the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its stockholders, provided that (i) the person is successful on the merits or (ii) such amounts are paid with court approval.
Section 317 also provides that, unless a person is successful on the merits in defense of any proceeding referred to above, indemnification may be made only if authorized in the specific case, upon a determination that indemnification is proper in the circumstances because the indemnified person met the applicable standard of conduct described above by one of the following: (1) a majority vote of a quorum consisting of directors who are not parties to such proceedings; (2) if such quorum is not obtainable, by independent legal counsel in a written opinion; (3) by approval of stockholders with such indemnified person's shares not being entitled to vote thereon; or (4) by the court in which the proceeding is or was pending upon application by or on behalf of the person. Such indemnification may be advanced to the indemnified person upon the receipt of the corporation of an undertaking by or on behalf of the indemnified person to repay such amount in the event it shall be ultimately determined that such indemnified person is not entitled to indemnification. Section 317 also allows the corporation, by express provision in its articles, to authorize additional rights for indemnification pursuant to Section 204 (a) (ii).

      The Bylaws of the Registrant provide that the Registrant shall indemnify its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of such person being or having been a director or officer expenses incurred in defending any such proceeding to the fullest extent permissible under California law. The Bylaws also provide that the Registrant may indemnify its employees and agents for such expenses by resolution of the Board of Directors.

      The Company believes that these provisions will assist it in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in the Company's Articles of Incorporation may have the effect of reducing a likelihood of derivative litigation against its Directors and may discourage or deter shareholders or management from bringing a lawsuit against Directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited it or its shareholders.

      The above discussion of the General Corporation Law of the State of California, the Company's Articles of Incorporation, and the Company's Bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, the Company's Articles of Incorporation and the Company's Bylaws, respectively.

Item 7.  Exemption From Registration Claimed.

      Not applicable.

Item 8.  Exhibits.

Exhibit Description

    4.1 Transnational Financial Network, Inc. 2000 Stock Incentive Plan (filed herewith).

    5.1 Opinion of Robert A. Forrester regarding legality of securities being registered (filed herewith).

    23.1 Consent of Robert A. Forrester (included in their opinion filed as Exhibit 5.1) (filed herewith).

    23.2 Consent of Grant Thornton LLP (filed herewith).

    24.1 Power of Attorney (filed herewith).

    Item 9. Undertakings

    1.   The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (b) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933,as amended, the Registrant certifies that it has reasonable ground to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on the 21st day of December, 2001.



SIGNATURE                       TITLE                                  DATE
---------                       -----                                  ----


/s/Joseph Kristul               Director and Chief Executive Officer   12/21/01
-------------------------------
Joseph Kristul

/s/Maria Kristul *              Director, President                    12/21/01
-------------------------------
Maria Kristul

/s/ Robert A. Shuey *           Director, Vice President               12/21/01
-------------------------------
Robert A. Shuey

/s/Robert A. Forrester *        Director, Vice President               12/21/01
-------------------------------
Robert A. Forrester

/s/ Alex Rotzang *              Director                               12/21/01
-------------------------------
Alex Rotzang

/s/J. Peter Gaskins             Director                               12/21/01
-------------------------------
J. Peter Gaskins

      *By Joseph Kristul pursuant to power of attorney.